Exhibit 10.6

IBIO, INC.

INCENTIVE STOCK OPTION AGREEMENT FOR

EMPLOYEES UNDER THE

IBIO, INC. 2023 OMNIBUS INCENTIVE PLAN

Name of Optionee:

No. of Option Shares:

Option Exercise Price per Share:

Grant Date:

Expiration Date:

Pursuant to the iBio, Inc. 2023 Omnibus Incentive Plan, as amended through the date hereof (the “Plan”), iBio, Inc. (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value $0.001 per share (the “Stock”), of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

This Stock Option is intended to be an Incentive Stock Option; provided, however, to the extent the number of Option Shares exceeds the $100,000 annual limitation under Section 422(d) of the Code, such excess number of Option Shares shall be deemed granted pursuant to a Nonqualified Stock Option, but all other terms and provisions of this Agreement shall remain unchanged. Upon any exercise of this Stock Option, the number of exercised Option Shares that shall be deemed to be exercised pursuant to an Incentive Stock Option shall equal the total number of Option Shares so exercised multiplied by a fraction, (a) the numerator of which is the number of unexercised Option Shares that could then be exercised by Optionee pursuant to an Incentive Stock Option, and (b) the denominator of which is the then total number of unexercised Option Shares.

1.Vesting and Exercisability. No portion of this Stock Option may be exercised until such portion shall have become vested, at which time the vested portion of the Stock Option shall be exercisable.

(a)Except as set forth below, and subject to the discretion of the Administrator (as defined in Section 2 of the Plan) to accelerate the exercisability schedule hereunder, [25% of the Stock Options shall vest on the first anniversary of the Grant Date, and an additional 6.25% of the Stock Options shall vest upon completion of each 3-month period thereafter] (with fractions of a Stock Option rounded to the nearest whole number), subject to the Optionee remaining in a Service Relationship on each vesting date.

(b)Upon termination for Cause (as defined below) of the Optionee’s Service Relationship, this Stock Option shall be forfeited in its entirety, regardless of the Optionee’s period of service following the Grant Date, and the Optionee shall have no further rights under this Option. For purposes of this Agreement, “Cause” shall mean, unless otherwise provided in an employment or other service agreement between the Company and the Optionee, a determination by the Administrator that the Optionee has been dismissed as a result of (i) any material breach by the Optionee of any agreement between the Optionee and the Company; (ii) the conviction of, indictment for or plea of nolo contendere by the Optionee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non- performance (other than by reason of disability) by the Optionee of the Optionee’s duties to the Company.

(c)Upon termination of the Optionee’s Service Relationship due to death or Disability, this Option shall immediately vest. For purposes of this Agreement, “Disability” means the Optionee is unable to perform each of the essential duties of such the Optionee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months, as determined by the Administrator.

(d)Upon termination of Optionee’s Service Relationship on an involuntary basis without Cause or on a voluntary basis with Good Reason, in each case within twelve (12) months following a Sale Event, this Option shall immediately vest. For purposes of this Agreement, “Good Reason” means, unless otherwise provided in an applicable employment agreement with the Company or an Affiliate, any of the following without Optionee’s written consent, (A) a material diminution in Optionee’s base salary (unless applied proportionately to all similarly situated service providers), (B) a material diminution in Optionee’s responsibility or authority, or (C) a change in Optionee’s primary worksite to a location more than 50 miles from Optionee’s primary worksite as of the Grant Date, in each case initiated by the Company, provided in each case, that Optionee gives the Company written objection to the change described in (A), (B) or (C) within 30 days after it arises, the Company fails to reasonably remedy Optionee’s objections within 30 days after being notified of them, and Optionee voluntarily terminates Service within 90 days thereafter.

Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof, including Section 3, and the Plan.

2.	Manner of Exercise.

(a)The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Administrator of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased. A sample exercise notice is attached as Exhibit A.

Payment of the purchase price for the Option Shares may be made by one or more of the following methods as permitted in the sole discretion of the Administrator: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or (v) a combination of (i), (ii), (iii) and (iv) above. Payment instruments will be received subject to collection.

The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the Shares attested to.

(b)The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(c)The minimum number of shares with respect to which this Stock Option may be exercised at any one time shall be 100 shares, unless the number of shares with respect to which this Stock Option is being exercised is the total number of shares subject to exercise under this Stock Option at the time.

(d)Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.

3.	Term and Termination of the Stock Option.

Optionee may not exercise the Stock Option before commencement of its term or after its term expires. During the term of the Stock Option, Optionee may only exercise the Stock Option to the extent vested. The term of the Stock Option commences on the Grant Date and expires upon the earliest of the following:

(a)With respect to the unvested portion of the Stock Option, upon termination of Optionee’s Service Relationship;

(b)With respect to the vested portion of the Stock Option, immediately upon the involuntary termination of Optionee’s Service Relationship for Cause;

(c)With respect to the vested portion of the Stock Option, thirty (30) days after Optionee’s voluntary termination of the Service Relationship (except as provided in (d) below);

(d)With respect to the vested portion of the Stock Option, ninety (90) days after Optionee’s Qualifying Termination, which shall be defined as (i) the involuntary termination of Optionee’s Service Relationship without Cause, or (ii) Optionee’s voluntary termination of the Service Relationship with Good Reason within 12 months following a Sale Event;

(e)With respect to the vested portion of the Stock Option, twelve (12) months after the termination of Optionee’s Service Relationship due to Disability or death;

(f)The day before the tenth (10th) anniversary of the Grant Date.

The Administrator’s determination of the reason for termination of the Optionee’s Service Relationship shall be conclusive and binding on the Optionee and his or her representatives or legatees.

4.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

5.Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

6.Tax Withholding. If the Company, in its discretion, determines that it is obligated to withhold any tax in connection with the Stock Option, the Optionee must make arrangements satisfactory to the Administrator for payment of any federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued to the Optionee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due; or (ii) causing its transfer agent to sell from the number of shares of Stock to be issued to the Optionee, the number of shares of Stock necessary to satisfy the Federal, state and local taxes required by law to be withheld from the Optionee on account of such transfer. The Company has the right to withhold from any compensation paid to Optionee.

7.Disqualifying Disposition. In the event that a disposition  (as defined in Section 424(c) of the Code) of Option Shares occurs prior to the expiration of either two (2) years from the Grant Date or one (1) year from the date the Option Shares are transferred to Optionee pursuant to the exercise of the Stock Option, the Optionee shall notify the Company in writing within seven (7) days after such disposition of the date and terms of such disposition. The Optionee also agrees to provide the Company with any information concerning any such dispositions as the Company requires for tax purposes.

8.No Obligation to Continue Service Relationship. Neither the Company nor any Affiliate is obligated by or as a result of the Plan or this Agreement to continue the Optionee’s Service Relationship, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Affiliate to terminate the Optionee’s Service Relationship at any time.

9.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Stock Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.

10.Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Optionee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Optionee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

11.	Clawback.

(a)In General. Notwithstanding anything to the contrary in this Agreement, this Agreement is expressly made subject to the terms of the clawback and forfeiture provisions set forth below and in the Plan. As a result, Optionee may be required to forfeit the Option and/or return to the Company any Stock (or net proceeds thereof, if sold) resulting from exercise of the Stock Option in the situations described below. Optionee agrees that the Company may enforce the forfeiture by all legal means available, including, without limitation, by withholding the forfeited amount from other sums owed to Optionee by the Company.

(b)Restatement of Financial Statements. In the event of a restatement of the Company’s financial results within three years of original reporting to correct a material error, then, if the Administrator determines that Optionee’s acts or omissions were a significant contributing factor to the need to issue such restatement and that all or any portion of the Stock Option, if the award was made prior to the restatement, would not have been awarded based upon the restated financial results, or that the Optionee derived more economic benefit from the Stock Option than would have occurred absent the financial statement errors, then Optionee agrees to forfeit and return to the Company the portion (which may be all) of the Stock Option that the Administrator, in its discretion, determines to be appropriate.

(c)Termination for Cause. In the event that (i) Optionee’s Service Relationship is terminated by the Company for Cause, or (ii) following the termination of Optionee’s Service, the Company is or becomes aware that Optionee committed an act that would have given rise to a termination for Cause, then Optionee agrees to forfeit to the Company all or part of the Stock Option, and/or return to the Company any Stock (or net proceeds thereof, if sold) resulting from exercise of the Stock Option, that the Administrator, in its discretion, determines to be appropriate.

(d) Applicable Law or Company Policy; Company Protective Provisions. The Stock Option shall also be subject to forfeiture to the extent required by applicable law or Company policy. As a condition to receipt of the Stock Option granted hereunder, Optionee acknowledges having read and understood the Company protective provisions attached as Exhibit B, and agrees to be bound by such provisions, and in the event of violation of any of such protective provisions, to forfeit to the Company the Stock Option and/or return to the Company any Stock (or net proceeds thereof, if sold) resulting from exercise of the Option.

12.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

iBio, Inc.

By:	Martin Brenner
Title:	Chief Executive Officer

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name and address:

EXHIBIT A

IBIO, INC.

INCENTIVE STOCK OPTION AGREEMENT UNDER THE IBIO,

INC. 2023 OMNIBUS INCENTIVE PLAN

EXERCISE NOTICE

iBio, Inc.

11750 Sorrento Valley Road

Suite 200

San Diego, CA 92121

esop@ibioinc.com

Attention: Chief Financial Officer

1.	Exercise of Option

Effective as of today, __________, ______the undersigned (“Optionee”) hereby elects to exercise Optionee’s option to purchase ______shares of common stock (the “Stock”) of iBio, Inc. (the “Company”) under and pursuant to the iBio, Inc. 2023 Omnibus Incentive Plan (the “Plan”) and the Incentive Stock Option Agreement dated ________________ (the “Option Agreement”).

2.	Delivery of Payment

Optionee herewith delivers to the Company the full purchase price of the Stock, as set forth in the Option Agreement.

3.	Representations of Optionee

Optionee acknowledges that Optionee has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4.	Rights as Stockholder

Until the issuance of the Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Stock, notwithstanding the exercise of the Stock Option. The Stock shall be issued to the Optionee as soon as practicable after the Stock Option is exercised in accordance with the Option Agreement. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance.

5.	Tax Consultation

Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s purchase or disposition of the Stock. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Stock and that Optionee is not relying on the Company for any tax advice.

6.	Transfer of Stock.

The Company shall not be required (i) to transfer on its books any Stock that has been sold or otherwise transferred in violation of any of the provisions of this Exercise Notice or (ii) to treat as owner of such Stock or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Stock shall have been so transferred.

7.	Successors and Assigns

The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this Exercise Notice shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Exercise Notice shall be binding upon Optionee and his or her heirs, executors, administrators, successors and assigns.

8.	Interpretation

Any dispute regarding the interpretation of this Exercise Notice shall be submitted by Optionee or by the Company forthwith to the Administrator which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Administrator shall be final and binding on all parties.

9.	Governing Law; Severability

This Exercise Notice is governed by the internal substantive laws but not the choice of law rules, of Delaware. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Option Agreement will continue in full force and effect.

10.	Entire Agreement

The Plan and Option Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee.

OPTIONEE	IBIO, INC.

Signature	By

Print Name	Title

Residence Address

EXHIBIT B TO EMPLOYEE STOCK OPTION AGREEMENT

COMPANY PROTECTIVE PROVISIONS

Assignment of Intellectual Property Rights. In consideration of the grant of Stock Options under the Option Agreement to which this Exhibit is attached, Optionee agrees to be bound by the provisions of this Exhibit.

(a)General. Optionee agrees to assign, and hereby assigns, to the Company all of his or her rights in any Inventions (as hereinafter defined) (including all Intellectual Property Rights (as hereinafter defined) therein or related thereto) that are made, conceived or reduced to practice, in whole or in part and whether alone or with others, by him or her during his or her employment by, or service with, the Company or which arise out of any activity conducted by, for or under the direction of the Company (whether or not conducted at the Company’s facilities, working hours or using any of the Company’s assets), or which are useful with, or relate directly or indirectly to, any Company Interest (as defined below). Optionee will promptly and fully disclose and provide all of the Inventions described above (the “Assigned Inventions”) to the Company.

(b)Assurances. Optionee hereby agrees, during Optionee’s employment with the Company and thereafter, to further assist the Company, at the Company’s expense, to evidence, record and perfect the Company’s rights in and ownership of the Assigned Inventions, to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned and to provide and execute all documentation necessary to effect the foregoing.

(c)Definitions. “Company Interest” means any business of the Company or any product, service, Invention or Intellectual Property Right that is used or under consideration or development by the Company. “Intellectual Property Rights” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, and whether owned or held for use under license with any third party, including all rights and interests pertaining to or deriving from: (a) patents and patent applications, reexaminations, extensions and counterparts claiming property therefrom; inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) computer software and firmware, including data files, source code, object code and software-related specifications and documentation; (c) works of authorship, whether or not copyrightable; (d) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding statutory law and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use of disclosure thereof by any person; (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos and the goodwill associated therewith; (f) proprietary databases and data compilations and all documentation relating to the foregoing, including manuals, memoranda and record; (g) domain names; and (h) licenses of any of the foregoing; including in each case any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any governmental authority in any jurisdiction. “Invention” means any products, process, ideas, improvements, discoveries, inventions, designs, algorithms, financial models, writings, works of authorship, content, graphics, data, software, specifications, instructions, text, images, photographs, illustration, audio clips, trade secrets and other works, material and information, tangible or intangible, whether or not it may be patented, copyrighted or otherwise protected (including all versions, modifications, enhancements and derivative work thereof).

Restrictive Covenants. Optionee acknowledges and agrees that he or she has and will have access to secret and confidential information of the Company, its affiliates, and its subsidiaries (“Confidential Information”) and that the following restrictive covenants are necessary to protect the interests and continued success of the Company. As used in this Agreement, Confidential Information includes, without limitation, all information of a technical or commercial nature (such as research and development information, patents, trademarks and copyrights and applications thereto, formulas, codes, computer programs, software, methodologies, processes, innovations, software tools, know-how, knowledge, designs, drawings specifications, concepts, data, reports, techniques, documentation, pricing information, marketing plans, customer and prospect lists, trade secrets, financial information, salaries, business affairs, suppliers, profits, markets, sales strategies, forecasts and personnel information), whether written or oral, relating to the business and affairs of the Company, its customers and/or other business associates which has not been made available to the general public.

Confidentiality. Optionee shall not disclose any Confidential Information to any person or entity at any time during Optionee’s employment with the Company or at any time thereafter.

Non-Solicitation/Non-Interference. Optionee agrees that while Optionee remains employed by the Company and for an additional one (1) year after the separation of Optionee from employment with the Company, Optionee shall not (and shall cause any entity controlled by Optionee not to), directly or indirectly: (i) solicit, request or otherwise attempt to induce or influence, directly or indirectly, any present client, distributor, licensor or supplier, or prospective client, distributor, licensor or supplier, of the Company, or other persons sharing a business relationship with the Company, to cancel, limit or postpone their business with the Company, or otherwise take action which might cause a financial disadvantage of the Company; or (ii) hire or solicit for employment, directly or indirectly, or induce or actively attempt to influence, any employee, officer, director, agent, contractor or other business associate of the Company, to terminate his or her or her employment or discontinue such person’s consultant, contractor or other business association with the Company. For purposes of this Agreement the term “prospective client” shall mean any person, group of associated persons or entity whose business the Company has directly solicited within the one year period prior to the termination of his or her employment.

Non-Disparagement. Optionee agrees that he or she will not in any way disparage the Company, including current or former officers, directors and employees, nor will he or she make or solicit any comments, statements or the like to the media or to others that may be considered to be disparaging, derogatory or detrimental to the good name or business reputation of the Company.

If the Company, in its reasonable discretion, determines that Optionee violated any of the restrictive covenants contained in this Exhibit B, the applicable restrictive period shall be increased by the period of time from the commencement of any such violation until the time such violation shall be cured by Optionee to the satisfaction of the Company. Optionee agrees that a violation of any of the restrictive covenants contained in this Exhibit B shall constitute grounds for forfeiture of any equity-based awards granted to Optionee by the Company (regardless of the extent to which Optionee has vested in such awards), and grounds for the Company to recoup from Optionee any proceeds of equity-based awards granted to Optionee by the Company.

(a)In the event that either any scope or restrictive period set forth in this Exhibit B is deemed to be unreasonably restrictive or unenforceable in any court proceeding, the scope and/or restrictive period shall be reduced to equal the maximum scope and/or restrictive period allowable under the circumstances.

(b)Optionee acknowledges and agrees that in the event of a breach or threatened breach of the provisions of this Exhibit B by Optionee, the Company may suffer irreparable harm and, therefore, the Company shall be entitled to seek immediate injunctive relief restraining Optionee from such breach or threatened breach of the restrictive covenants contained in this Exhibit B in a court of competent jurisdiction. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Optionee.

(c)Under the federal Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Option Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Option Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.